Notice of Grant of Stock Option and Option Agreement

You have been granted an award of Nonstatutory Stock Options pursuant to the terms of the Pegasystems Inc. Amended and Restated 2004 Long-Term Incentive Plan (the “Plan”).
If you have not yet completed the acceptance process for any of your awards, you may complete the acceptance process by (A) reviewing your award details, (B) reviewing your award documents listed in Section B of your Online Award Acceptance (the “Award Documents”), and (C) confirming your acceptance of your award.
By accepting this award, you agree that this award is granted and governed by the terms and conditions of the Plan, this notice and all your Award Documents listed herein, including Exhibit A to this Notice of Stock Option and Option Agreement, and incorporated by reference. This notice, together with your Award Documents and your electronic acceptance, collectively compromise your total agreement (the “Award Agreement”).

Pegasystems Inc.

/s/ Alan Trefler
By:
Alan Trefler, Chairman and Chief Executive Officer

Pegasystems Inc. One Rogers Street Cambridge, MA 02142-1590 USA	Phone 617.374.9600	Fax 617.374.9620	Pega.com

Exhibit A
Notice of Grant of Stock Option and Option Agreement
1.Exercise Price. The Exercise Price is equal to Fair Market Value, as defined in Section 2(n) of the Plan, of a share of the Company’s Common Stock on the date of the Notice of Grant of Stock Option and Option Agreement (of which this Exhibit A is a part and including any special terms and conditions for the Optionee’s country set forth in Exhibit B attached hereto) (collectively, the “Option Agreement”).
2.Vesting. The Option will vest on the dates listed in the Option Agreement if the Optionee is actively providing Service and is in good standing from the date of grant through the applicable vesting date. The Option will cease to vest immediately upon the cessation of the Optionee’s active Service, for any reason.
3.Option Exercise. Once vested, and subject to the other provisions of this Option Agreement, the Option shall remain exercisable in whole or in part at any time through and including the day immediately preceding the date set forth under the heading “Expiration” on the Option Agreement (the “Expiration Date”), after which the Option shall expire and no longer be exercisable.
The Option shall be exercisable by notice to the Company or the Company’s designated stock option administrator, which shall:
a.state the election to exercise the Option, the number of shares of Common Stock with respect to which it is being exercised, and, if different than the Optionee, the person in whose name the stock certificate or certificates for such shares of Common Stock are to be registered, and the address and Social Security number (if applicable) of such person;
b.be signed by the person or persons entitled to exercise the Option, and if the Option is being exercised by a person or persons other than the Optionee, be accompanied by proof satisfactory to the Company’s legal counsel of the right of such person or persons to exercise the Option; and
c.if to the Company, be in writing and delivered in person or by certified mail to the Chief Financial Officer of the Company or, if to the Company’s designated stock option administrator, be in the manner and form specified by such stock option administrator.
Payment of the full purchase price of any shares of Common Stock, with respect to which the Option is being exercised, shall accompany the notice of exercise of the Option and such payment may be made in cash or check payable to the Company. Alternatively, the Optionee may elect to pay the full purchase price of any shares of Common Stock, with respect to which the Option is being exercised, by having the Company withhold, such number of shares of Common Stock as are equal in value to the full purchase price. Notwithstanding the foregoing, the Company, in its sole discretion, may (i) suspend or eliminate the above methods of exercise, or (ii) require the exercise of the Option by an alternate method of exercise identified in Section 8(c) of the Plan. Unless the Company has elected to have shares recorded in book entry form, the certificate or certificates for shares of Common Stock as to which the Option is exercised shall be registered in the name of the person or persons exercising the Option.
4.Termination of Service. If the Optionee terminates Service other than by reason of the Optionee’s death, Disability or Retirement, the Optionee may exercise his or her Option for three months following such termination to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option).
5.Retirement of Optionee. If the Optionee terminates Service as a result of Retirement, the Optionee may exercise his or her Option for 24 months following such termination to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option).
6.Disability of Optionee. If the Optionee terminates Service as a result of the Optionee’s Disability, the Optionee may exercise his or her Option for 24 months following such termination to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option).
7.Death of Optionee. If the Optionee dies while a Service Provider, the Option may be exercised by the Optionee’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance for 12 months following the Optionee’s termination of Service because of death.
8.Optionee’s Agreement. The Optionee agrees to all the terms stated in the Option Agreement (of which this Exhibit is a part), as well as to the terms of the Plan (which shall control in case of conflict with the Option Agreement), a copy of which is attached and of which the Optionee acknowledges receipt.
9.Withholding. Regardless of any action the Company and/or the Optionee’s employer (“Employer”) take with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Optionee’s participation in the Plan (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Optionee is and remains the Optionee’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant of the Option, the vesting or exercise of the Option, the delivery of shares of Common Stock, the subsequent sale of any shares of Common Stock acquired at exercise and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items. Further, if the Optionee is subject to Tax-Related Items in more than one jurisdiction, the Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable event or tax withholding event, as applicable, the Optionee shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by the Optionee by withholding otherwise deliverable shares of Common Stock, if permissible under local law. Alternatively, or in addition, if permissible under local law, the Optionee authorizes the Company and/or the Employer, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by the Optionee by one or a combination of the following: (i) withholding from any wages or other cash compensation paid to the Optionee by the Company and/or the Employer; (ii) arranging for the sale of shares of Common Stock otherwise deliverable to the Optionee (on the Optionee’s behalf and at the Optionee’s direction pursuant to this authorization); or (iii) withholding from the proceeds of the sale of shares of Common Stock acquired upon exercise of the Option.
Depending on the withholding method, the Company may withhold or account for the Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates in the Optionee’s jurisdiction. If the obligation for Tax-Related Items is satisfied by withholding a number of shares of Common Stock as described herein, for tax purposes, the Optionee is deemed to have been issued the full number of shares of Common Stock subject to the Option, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Option. The Optionee shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means previously described.
The Company may refuse to deliver to the Optionee any shares of Common Stock pursuant to the Option or the proceeds from the sale of shares of Common Stock if the Optionee fails to comply with the Optionee’s obligations in connection with the Tax-Related Items as described in this section.
10.Rights as Shareholders. The Optionee shall have no rights as a shareholder of the Company with respect to any of the shares of Common Stock covered by the Option until the issuance of a stock certificate or certificates upon the exercise of the Option, and then only with respect to the shares of Common Stock represented by such certificate or certificates.
11.Non-Transferability. The Option may not be transferred in any manner other than by will or by the laws of descent and distribution. The terms of the Option shall be binding upon the executors, administrators, heirs and successors of the Optionee.
12.Compliance with Securities, Tax and Other Law. The Option may not be exercised if the issuance of shares of Common Stock upon such exercise would constitute a violation of any applicable U.S. federal or state or non-U.S. securities law or any other law or valid regulation. As a condition to the exercise of the Option, the Company may require the Optionee, or any person acquiring the right to exercise the Option, to make any representation or warranty that the Company deems to be necessary under any applicable securities, tax, or other law or regulation.
13.Adjustments upon Changes in Capitalization. In the event of any change in the shares subject to the Plan or to any Option granted under the Plan by reason of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares of Common Stock, or other change in the structure of the Company, the number of shares of Common Stock subject to each outstanding Option and/or the Option price with respect to the shares of Common Stock shall be appropriately adjusted by the Company and such adjustment shall be final, binding and conclusive.
14.No Right to Employment. The granting of the Option does not confer upon the Optionee the right to continue in the Service of the Company and/or the Employer, or affect in any way the right and power of the Company and/or the Employer to terminate the Service of the Optionee at any time with or without assigning a reason therefor, to the same extent as the Company and/or the Employer might have done if the Option had not been granted.
15.No Guarantee. The Company offers no guarantee or assurance that the Company’s stock has any value at the time of this grant or will have any value or liquidity at any future time.
16.Employment Agreement. In consideration for this Option, the Optionee reaffirms the terms of the Optionee’s Employment Agreement with the Employer, including but not limited to the provisions (if any) related to competition and solicitation. The Optionee further agrees that to the extent the nature of the Employer’s business has evolved since the date of the Employment Agreement the covenants shall also apply to the business as evolved.
17.Acknowledgment of Nature of Plan and Option. In accepting the Option, the Optionee acknowledges that:
a.the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Option Agreement;
b.the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past;
c.all decisions with respect to future Option or other grants, if any, will be at the sole discretion of the Company;
d.the Optionee’s participation in the Plan is voluntary;
e.the Option is an extraordinary item that does not constitute compensation for services of any kind rendered to the Company or any Related Company, and which is outside the scope of the employment contract, if any;

f.the Option and the shares of Common Stock subject to the Option, and the income and value of the same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Related Company;
g.in the event that the Optionee is not an Employee of the Company or any Related Company, the Option and the Optionee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Related Company;
h.unless otherwise agreed with the Company, the Option and the shares of Common Stock subject to the Option, and the income and value of the same, are not granted as consideration for, or in connection with, the service the Optionee may provide as a director of a Subsidiary.
i.the future value of the underlying shares of Common Stock is unknown and cannot be predicted with any certainty;
j.if the Optionee exercises the Option and acquires shares of Common Stock, the value of such shares of Common Stock acquired upon exercise of the Option may increase or decrease in value, even below the Exercise Price;
k.in consideration of the Option, no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of the Optionee’s employment or other service relationship (for any reason whatsoever and whether or not in breach of employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any);
l.for purposes of the Option, the Optionee’s Service will be considered terminated as of the date the Optionee is no longer actively providing services to the Company, the Employer or any Related Company (regardless for the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any) and, unless otherwise expressly provided in the Option Agreement or determined by the Company, (i) the Optionee’s right to vest in the Option under the Plan (if any) will terminate, and (ii) the period (if any) during which the Optionee may exercise the Option after such termination will commence, as of such date and will not be extended by any notice period (e.g., the Optionee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any); the Committee or its delegate shall have the exclusive discretion to determine when the Optionee is no longer actively employed for purposes of the Option (including whether the Optionee may still be considered to be providing services while on a leave of absence);
m.neither the Company, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Optionee pursuant to the exercise of the Option or the subsequent sale of any shares of Common Stock acquired upon exercise;
n.the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan or the Optionee’s acquisition or sale of the underlying shares of Common Stock; and
o.the Optionee understands and agrees that the Optionee should consult with the Optionee’s personal tax, legal and financial advisors regarding the Optionee’s participation in the Plan before taking any action related to the Plan.
18.Data Privacy Notice and Consent. The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this Option Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.
The Optionee understands that the Company and the Employer may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of stock granted, exercised, canceled, vested, unvested or outstanding in the Optionee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

The Optionee understands that Data will be transferred to a third party stock plan service provider(s) as may be selected by the Company, which is assisting the Company with the implementation, administration and management of the Plan. The Optionee understands the recipients of the Data may be located in the Optionee’s country, in the United States or elsewhere, and that the data recipients’ country may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that the Optionee may request details of any potential recipients of the Data by contacting privacy@pega.com. The Optionee authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that the Optionee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting privacy@pega.com. The Optionee understands, however, that refusing or withdrawing the Optionee’s consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that the Optionee may contact privacy@pega.com.
19.Amendment and Termination of Option. The Company may amend, modify or terminate any outstanding Option, provided that the Optionee’s consent to such action shall be required unless it occurs pursuant to a Sale of the Company or the Committee determines that the action would not materially and adversely affect the Optionee.
20.Language. The Optionee acknowledges and agrees that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to enable him or her to understand the terms and conditions of this Option Agreement. If the Optionee has received this Option Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different from the English version, the English version will control.
21.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Option or future grants made under the Plan by electronic means or request that the Optionee consent to participate in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
22.Insider Trading Restrictions/Market Abuse Laws. The Optionee acknowledges that, depending on the Optionee’s country, the broker’s country or the country in which the shares of Common Stock are listed, the Optionee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and the Optionee’s country, which may affect the Optionee’s ability to accept, acquire, sell, attempt to sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., Options) or rights linked to the value of shares of Common Stock during such times as the Optionee is considered to have “inside information” regarding the Company, as defined by the laws or regulations in the applicable jurisdictions. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Optionee placed before he or she possessed inside information. Furthermore, the Optionee could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities, where third parties include fellow employees. The insider trading and/or market abuse laws may be different from any Company Insider Trading Policy. The Optionee is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.
23.Foreign Asset/Account and Exchange Control Reporting. The Optionee’s country may have certain exchange controls and foreign asset and/or account reporting requirements that may affect his or her ability to purchase or hold shares of Common Stock under the Plan or receive cash from his or her participation in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside the Optionee’s country. The Optionee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Further, the Optionee may be required to repatriate shares of Common Stock or proceeds acquired as a result of participating in the Plan to his or her country through a designated bank/broker and/or within a certain time. The Optionee acknowledges and agrees that it is his or her responsibility to be compliant with such regulations and understands that the Optionee should speak with his or her personal legal advisor for any details regarding any foreign asset/account reporting or exchange control reporting requirements in the Optionee’s country arising out of his or her participation in the Plan.
24.Option Subject to Company Clawback or Recoupment. The Option shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of the Optionee’s employment or other service with the Company that is applicable to executive officers, employees, directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law may require the cancellation of the Option and the recoupment of any gains realized with respect to the Option.
25.Governing Law and Venue. The Option Agreement shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts (U.S.A.), without regard to any applicable conflicts of law provisions thereof.

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Option or this Option Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of The Commonwealth of Massachusetts (U.S.A.) and agree that such litigation shall be conducted only in the courts of Middlesex County, Massachusetts (U.S.A.), or the federal courts for the United States for the district of Massachusetts, and no other courts, where this Option grant is made and/or to be performed.
26.Severability. In the event any one or more of the provisions of the Option Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of the Option Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.
27.Waiver. The Optionee acknowledges that a waiver by the Company of a breach of any provision of the Option Agreement shall not operate or be construed as a waiver of any other provision of the Option Agreement, or of any subsequent breach by the Optionee or any other Optionee.
28.Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.
29.Exhibit B. Notwithstanding any provision herein, the Option and the Optionee’s participation in the Plan shall be subject to any special terms and conditions as set forth in Exhibit B for the Optionee’s country, if any. Moreover, if the Optionee relocates to one of the countries included in Exhibit B, the country-specific terms for such country will apply to the Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Exhibit B constitutes part of this Option Agreement.
30.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Optionee’s participation in the Plan, on this Option and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Exhibit B
To Notice of Grant of Option and Option Agreement
Country-Specific Provisions for Optionees Outside the U.S.
Capitalized terms used but not defined in this Exhibit B shall have the same meanings assigned to them in the Notice of Grant, the Option Agreement and the Plan. This Exhibit B forms part of the Option Agreement.
Terms and Conditions
This Exhibit B includes additional terms and conditions that govern the Option granted to the Optionee under the Plan if the Optionee works and/or resides in one of the countries listed below. If the Optionee is a citizen or resident of a country other than the one in which the Optionee is currently working (or is considered as such for local law purposes), or if the Optionee transfers employment or residency to a different country after the date of grant, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to the Optionee.
Notifications
This Exhibit B also includes information regarding securities laws and certain other considerations of which the Optionee should be aware with respect to participating in the Plan. The information is based on the securities and other laws in effect in the respective countries as of July 2020. Such laws are often complex and change frequently. As a result, the Optionee should not rely on the information noted herein as the only source of information relating to the consequences of participating in the Plan because the information may be out of date at the time the Optionee acquires shares of Common Stock under the Plan or subsequently sells such shares of Common Stock.
In addition, the information contained in this Exhibit B is general in nature and may not apply to the Optionee’s particular situation, and the Company is not in a position to assure the Optionee of any particular result. Accordingly, the Optionee should seek appropriate professional advice as to how the relevant laws in the Optionee’s country may apply to the Optionee’s situation.
If the Optionee is a citizen or resident of a country other than the one in which the Optionee is currently working or residing (or is considered as such for local law purposes), or the Optionee transfers employment or residency to a different country after the date of grant, the notifications contained in this Exhibit B may not be applicable to the Optionee in the same manner.
EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”) MEMBER STATES / SWITZERLAND / UNITED KINGDOM
Data Privacy
If the Optionee resides and/or works in the EU/EEA, Switzerland or the United Kingdom, Section 18 (Data Privacy Notice and Consent) of Exhibit A to the Option Agreement shall be replaced with the following:
The Company, located at One Rogers Street, Cambridge, MA 02142-1209, U.S.A. is the controller for the processing of the Optionee’s personal data by the Company and the third parties noted below.
a.Data Collection, Processing and Usage. Pursuant to applicable data protection laws, the Optionee is hereby notified that the Company collects, processes and uses certain personal information about the Optionee for the legitimate purpose of implementing, administering and managing the Plan and generally administering awards; specifically: the Optionee’s name, home address, email address, date of birth, plan or benefit enrollment forms and elections, award or benefit statements, any shares of Common Stock, details of all awards or any other entitlements to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding (“Personal Data”). In granting the Option under the Plan, the Company will collect, process, use, disclose and transfer (collectively, “Processing”) Personal Data for purposes of implementing, administering and managing the Plan. The Company’s legal basis for the Processing of Personal Data is the Company’s legitimate business interests of managing the Plan, administering awards and complying with its contractual and statutory obligations, as well as the necessity of the Processing for the Company to perform its contractual obligations under the Option and the Plan. The Optionee’s refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Optionee’s ability to participate in the Plan. As such, by participating in the Plan, the Optionee voluntarily acknowledges the Processing of the Optionee’s Personal Data as described herein.
b.Stock Plan Administration Service Providers. The Company may transfer Personal Data to Morgan Stanley Smith Barney (“MSSB”) (or any successor Plan broker), an independent service provider based, in relevant part, in the United States, which may assist the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Personal Data with another company that serves in a similar manner. The Company’s service provider will open an account for the Optionee to receive and trade shares of Common Stock under the Plan. The Processing of Personal Data will take place through both electronic and non-electronic means. Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating the Plan. When receiving the Optionee’s Personal Data, if applicable, MSSB provides appropriate safeguards in accordance with the EU Standard Contractual Clauses or other appropriate cross-border transfer solutions. By participating in the Plan, the Optionee understands that the service provider will Process the Optionee’s Personal Data for the purposes of implementing, administering and managing his or her participation in the Plan.

c.International Data Transfers. The Company and its service providers are based in the United States. The Optionee’s country or jurisdiction may have different data privacy laws and protections than the United States. For example, an appropriate level of protection can be achieved by implementing safeguards such as the Standard Contractual Clauses adopted by the EU Commission. Personal Data will be transferred from the EU/EEA, Switzerland and/or the United Kingdom to the Company and onward from the Company to any of its service providers based on the Standard Contractual Clauses. The Optionee may request a copy of such appropriate safeguards by contacting privacy@pega.com.
d.Data Retention. The Company will use Personal Data only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan or as required to comply with legal or regulatory obligations, including tax and securities laws. When the Company no longer needs Personal Data, the Company will remove it from its systems. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.
e.Data Subject Rights. To the extent provided by law, the Optionee has the right to (i) subject to certain exceptions, request access or copies of Personal Data the Company Processes, (ii) request rectification of incorrect Personal Data, (iii) request deletion of Personal Data, (iv) place restrictions on Processing of Personal Data, (v) lodge complaints with competent authorities in the Optionee’s country, and/or (vi) request a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding the Optionee’s rights or to exercise his or her rights, the Optionee may contact privacy@pega.com. The Optionee also has the right to object, on grounds related to a particular situation, to the Processing of Personal Data, as well as opt-out of the Plan herein, in any case without cost, by contacting his or her local human resources department in writing. The Optionee’s provision of Personal Data is a contractual requirement. The Optionee understands, however, that the only consequence of refusing to provide Personal Data is that the Company may not be able to administer the Option, or grant other awards or administer or maintain such awards. For more information on the consequences of the refusal to provide Personal Data, the Optionee may contact his or her human resources representative in writing. The Optionee may also have the right to lodge a complaint with the relevant data protection supervisory authority.
AUSTRALIA
Offer Document
The Company is pleased to provide the Optionee with this offer to participate in the Plan. This offer document sets out information regarding the offer of Options to Australian resident employees of the Company and its Subsidiaries. The Company is providing this information to ensure the Plan’s compliance with Australian Securities and Investments Commission (“ASIC”) Class Order 14/1000 and relevant provisions of the Corporations Act 2001.
Additional Documents
In addition to the information set out in the Option Agreement and this Exhibit B, the Optionee is also being provided with copies of the following documents:
a.the Plan; and
b.the Information Statement for Participants in the Pegasystems Inc. 2004 Long-Term Incentive Plan (the “Information Statement”); (collectively, the “Additional Documents”).
The Additional Documents provide further information to help the Optionee to make an informed investment decision about participating in the Plan. Neither the Plan nor the Information Statement is a prospectus for the purposes of the Corporations Act 2001.
The Optionee should not rely upon any oral statements made in relation to this offer. The Optionee should rely only upon the statements contained in the Option Agreement, including this Exhibit B, and the Additional Documents when considering participation in the Plan.
General Information Only
The information herein is general information only. It is not advice or information that takes into account the Optionee’s objectives, financial situation and needs. The Optionee should consider obtaining his or her own financial product advice from a person who is licensed by ASIC to give such advice.
Risk Factors
Investment in shares of Common Stock involves a degree of risk. The Optionee should monitor his or her participation and consider all risk factors relevant to the acquisition of shares of Common Stock under the Plan as set forth below and in the Additional Documents.
The Optionee should have regard to risk factors relevant to investment in securities generally and, in particular, to holding shares of Common Stock. For example, the price at which an individual share of Common Stock is quoted on the Nasdaq Global Select Market (“Nasdaq”) may increase or decrease due to a number of factors. There is no guarantee that the price of a share of Common Stock will increase. Factors that may affect the price of an individual share of Common Stock include fluctuations in the domestic and international market for listed stocks, general economic conditions, including interest rates, inflation rates, commodity and oil prices, changes to government fiscal, monetary or regulatory policies, legislation or regulation, the nature of the markets in which the Company operates and general operational and business risks.

More information about potential factors that could affect the Company’s business and financial results will be included in the Company’s most recent Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q. Copies of these reports are available at http://www.sec.gov/, on the Company’s “Investor Relations” page at https://www.pega.com/about/investors, and upon request to the Company.
In addition, the Optionee should be aware that the Australian dollar (“AUD”) value of any shares of Common Stock acquired under the Plan will be affected by the USD/AUD exchange rate. Participation in the Plan involves certain risks related to fluctuations in this rate of exchange.
Common Stock in a U.S. Corporation
Common stock of a U.S. corporation is analogous to ordinary shares of an Australian corporation. Each holder of a share of Common Stock is entitled to one vote. Further, shares of Common Stock are not liable to any further calls for payment of capital or for other assessment by the Company and have no sinking fund provisions, pre-emptive rights, conversion rights or redemption provisions.
Ascertaining the Market Price of a Share of Common Stock
The Optionee may ascertain the current market price of an individual share of Common Stock as traded on the Nasdaq under the symbol “PEGA” at: https://www.nasdaq.com/market-activity/stocks/pega. The AUD equivalent of that price can be obtained at: https://www.rba.gov.au/statistics/frequency/exchange-rates.html.
This will not be a prediction of the market price of an individual share of Common Stock when such shares of Common Stock are acquired under the Plan or of the applicable exchange rate on the date of acquisition.
Ascertaining the Exercise Price
The Exercise Price of the Option is determined by the Committee in accordance with the terms of the Plan. The Exercise Price will be no less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted.
The Exercise Price is denominated in USD. The AUD equivalent of the Exercise Price will change with fluctuations in the USD/AUD exchange rate. As noted in above, indicative USD/AUD exchange rates can be obtained at: http://www.rba.gov.au/statistics/frequency/exchange-rates.html.
Tax Notification
The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).
AUSTRIA
There are no country-specific provisions.
BRAZIL
Compliance with Law
By accepting the Option, the Optionee agrees to comply with all applicable Brazilian laws and pay any and all applicable Tax-Related Items associated with the Option, the receipt of any dividends paid on shares of Common Stock and the sale of shares of Common Stock acquired under the Plan.
Labor Law Acknowledgment and Policy Statement
This provision supplements Section 17 (Acknowledgment of Nature of Plan and Option) of Exhibit A to the Option Agreement:
The Optionee acknowledges and agrees that (i) the Optionee is making an investment decision, and (ii) the value of the underlying shares of Common Stock is not fixed and may increase or decrease, without compensation to the Optionee.
Further, the Optionee acknowledges and agrees that, for all legal purposes, (i) any benefits provided to the Optionee under the Plan are unrelated to the Optionee’s employment or service; (ii) the Plan is not a part of the terms and conditions of the Optionee’s employment or service; and (iii) the income from the Optionee’s participation in the Plan, if any, is not part of the Optionee’s remuneration from employment or service.
CANADA
Resale Restriction
The Optionee is permitted to sell shares of Common Stock acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares of Common Stock takes place outside of Canada through the facilities of the stock exchange on which the shares of Common Stock are listed. The shares of Common Stock are currently traded on the Nasdaq Global Select Market, which is located outside of Canada, and may be sold through this exchange.

Cessation of Service
In the event of the termination of the Optionee’s Service (whether or not later found to be invalid or unlawful for any reason, including for breaching either applicable employment laws or the Optionee’s employment or service agreement, if any), unless otherwise set forth in the Option Agreement, the Optionee’s right to vest in the Option under the Plan, if any, will terminate and the period (if any) during which the Optionee may exercise the Option after such termination will commence effective on the earliest of: (a) the date on which the Optionee’s active employment terminates, (b) the date the Optionee receives notice of termination, and (c) the date the Optionee no longer actively provides service to the Company or any Related Company, regardless of any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under local law. The Optionee will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which the Optionee’s right to vest terminates, nor will the Optionee be entitled to any compensation for lost vesting. The Committee or its delegate shall have the exclusive discretion to determine when the Optionee is no longer providing Service for purposes of the Option Agreement (including whether the Optionee may still be considered to be providing Service while on a leave of absence). Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, the Optionee’s right to vest in the Option under the Plan, if any, will terminate and the period (if any) during which the Optionee may exercise the Option will commence effective as of the last day of the Optionee’s minimum statutory notice period, but the Optionee will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the Optionee’s statutory notice period, nor will the Optionee be entitled to any compensation for lost vesting.
The following provisions apply if the Optionee is a resident of Quebec:
Consent to Receive Information in English for Quebec Optionees
The parties acknowledge that it is their express wish that the Option Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais du Contrat d’Attribution, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.
GERMANY
There are no country-specific provisions.
HONG KONG
Securities Law Notification
WARNING: The Option and the shares of Common Stock issued upon exercise of the Option do not constitute a public offering of securities under Hong Kong law and are available only to certain eligible employees. The Notice of Grant, the Option Agreement, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. In addition, the documents have not been reviewed by any regulatory authority in Hong Kong. The Option is intended only for the personal use of the Optionee, and may not be distributed to any other person. If the Optionee is in any doubt about any of the contents of the Notice of Grant, the Option Agreement or the Plan, the Optionee should obtain independent professional advice.
Restriction on Sale of Shares of Common Stock
Shares of Common Stock received pursuant to the Option are accepted as a personal investment. To facilitate compliance with securities laws in Hong Kong, the Optionee agrees not to sell the shares of Common Stock acquired upon exercise of the Option within six months after the date of grant.
Award Is Not Wages
The Option and the shares of Common Stock underlying the Option do not form part of the Optionee’s wages for purposes of calculating any statutory or contractual payments under applicable law in Hong Kong.
INDIA
Exercise Method
Due to regulatory requirements, the Optionee will be restricted to paying the Option Exercise Price by having the Company withhold such number of shares of Common Stock as are equal in value to the full Exercise Price. Paying the Exercise Price in cash or by check is prohibited. In the event of changes in the regulatory requirements, the Company reserves the right to eliminate the net exercise method restriction and, in its sole discretion, to permit alternate exercise methods.
ITALY
Plan Document Acknowledgment
In accepting the grant of the Option, the Optionee acknowledges that he or she has received a copy of the Plan, has reviewed the Plan and the Option Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Option Agreement.

The Optionee further acknowledges that he or she has read and specifically and expressly approves the following clauses in Exhibit A to the Option Agreement: Section 2: Vesting; Section 3: Option Exercise; Section 9: Withholding; Section 11: Non-Transferability; Section 17: Acknowledgment of Nature of Plan and Option; Section 21: Electronic Delivery and Acceptance; Section 25: Governing Law and Venue; and the “Data Privacy” provision for European Union / European Economic Area Member States / Switzerland / United Kingdom, included in this Exhibit B.
JAPAN
There are no country-specific provisions.
NETHERLANDS
There are no country-specific provisions.
NEW ZEALAND
Securities Law Notification
WARNING: The Optionee is being offered an Option that allows him/her to acquire shares of Common Stock in accordance with the terms of the Plan and the Option Agreement. The shares of Common Stock, if issued, give the Optionee a stake in the ownership of the Company. The Optionee may receive a return if dividends are paid.
If the Company runs into financial difficulties and is wound up, the Optionee will be paid only after all creditors have been paid. The Optionee may lose some or all of his/her investment.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, the Optionee may not be given all the information usually required. The Optionee will also have fewer other legal protections for this investment.
The Optionee should ask questions, read all documents carefully, and seek independent financial advice before committing to participate in the Plan.
Prior to the exercise of the Option, the Optionee will not have any rights of ownership (e.g., voting or dividend rights) with respect to the underlying shares of Common Stock.
No interest in any Options may be transferred (legally or beneficially), assigned, mortgaged, charged or encumbered.
The shares of Common Stock are quoted on the Nasdaq Global Select Market (“Nasdaq”). This means that, if the Optionee acquires shares of Common Stock under the Plan, the Optionee may be able to sell any shares of Common Stock acquired on the Nasdaq if there are interested buyers. The Optionee may get less than his/her investment. The price will depend on the demand for the shares of Common Stock.
For information on risk factors impacting the Company’s business that may affect the value of the shares of Common Stock, the Optionee should refer to the risk factors discussion in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and the auditor’s reports on those financial statements, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s website at https://www.pega.com/about/investors.
POLAND
There are no country-specific provisions.
SINGAPORE
Securities Law Notification
The grant of the Option is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and is not made to the Optionee with a view to the underlying shares of Common Stock being subsequently offered for sale to any other party. The Plan has not been, and will not be, lodged or registered as a prospectus with the Monetary Authority of Singapore. The Optionee should note that the Option is subject to section 257 of the SFA and the Optionee should not make (a) any subsequent sale of the shares of Common Stock in Singapore or (b) any offer of such subsequent sale of the shares of Common Stock subject to the Option in Singapore, unless such sale or offer is made after six months from the date of grant or pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA. The shares of Common Stock are currently traded on the Nasdaq Global Select Market, which is located outside of Singapore, and may be sold through this exchange.
SPAIN
Securities Law Notification
No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Option Agreement (including this Exhibit B) and the Plan have not been, nor will they be, registered with the Comisión Nacional del Mercado de Valores (the Spanish securities regulator) and do not constitute a public offering prospectus.
Labor Law Acknowledgement
The following provisions supplement Section 17 (Acknowledgment of Nature of Plan and Option) of Exhibit A to the Option Agreement:
In accepting the Option, the Optionee consents to participation in the Plan and acknowledges that he or she has received a copy of the Plan.

The Optionee understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant Options under the Plan to individuals who may be employees of the Company or a Subsidiary. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Subsidiary on an ongoing basis, over and above the specific terms of the Plan. Consequently, the Optionee understands that the Option is granted on the assumption and condition that the Option and the shares of Common Stock underlying the Option shall not become a part of any employment or service agreement (either with the Company, the Employer or any Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.
The Optionee understands and agrees that, unless otherwise provided by the Company, the termination of the Optionee’s Service for any reason will automatically result in the forfeiture of the Option that may have been granted to the Optionee and has not vested as of the Optionee’s Service termination date. In particular, and without limitation to the provisions of the Plan, the Optionee understands and agrees that any unvested portion of the Option as of the date the Optionee’s Service terminates will be cancelled without entitlement to the underlying shares of Common Stock or to any amount as indemnification if the Optionee terminates for any reason, including, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause (i.e., subject to a “despido improcedente”), individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, and/or Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985.
Finally, the Optionee understands that the grant of the Option would not be made to the Optionee but for the assumptions and conditions referred to above. Thus, the Optionee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the Option shall be null and void.
SWEDEN
Withholding of Tax-Related Items
The paragraph below supplements Section 9 (Withholding) of Exhibit A to the Option Agreement:
Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 9 of Exhibit A to the Option Agreement, in accepting the grant of the Option, the Optionee authorizes the Company and/or the Employer to withhold shares of Common Stock or to sell shares of Common Stock otherwise deliverable to the Optionee upon exercise to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.
SWITZERLAND
Securities Law Notification
Neither the Option Agreement, this Exhibit B nor any other materials relating to the Option (a) constitutes a prospectus according to article 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (b) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of the Company, or (c) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).
THAILAND
There are no country-specific provisions.
TURKEY
Securities Law Notification
In certain circumstances, the Optionee is permitted to acquire and sell securities on a non-Turkish stock exchange only through a financial intermediary licensed in Turkey. Therefore, the Optionee may be required to appoint a Turkish broker to assist with the sale of the shares of Common Stock acquired under the Plan. The Optionee should consult his or her personal legal advisor before selling any shares of Common Stock acquired under the Plan to confirm the applicability of this requirement.
UNITED KINGDOM
Responsibility for Tax-Related Items
The paragraphs below supplement Section 9 (Withholding) of Exhibit A to the Option Agreement:
Without limitation to Section 9 (Withholding) of Exhibit A to the Option Agreement, the Optionee agrees that the Optionee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or, if different, the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Optionee also agrees to indemnify and keep indemnified the Company or the Employer against any Tax-Related Items that it is required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Optionee’s behalf.

Notwithstanding the foregoing, if the Optionee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In such case, if any amount of income tax is not collected from or paid by Optionee within 90 days after the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to Optionee on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Optionee acknowledges that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, for the value of any employee NICs due on this additional benefit, which the Company or the Employer may collect by any of the means set forth in Section 9 (Withholding) of Exhibit A to the Option Agreement.
Joint Election
As a condition of the Optionee’s participation in the Plan and the vesting of the Option, the Optionee agrees to accept any liability for secondary Class 1 NICs (the “Employer’s Liability”) that may be payable by the Company and/or the Employer in connection with the Option and any event giving rise to Tax-Related Items. To accomplish the foregoing, the Optionee agrees to execute a joint election with the Company or the Employer (the “Election”), the form of such Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Employer’s Liability to the Optionee. The Optionee further agrees to execute such other joint elections as may be required between the Optionee and any successor to the Company and/or the Employer. If the Optionee does not enter into the Election when the Optionee accepts the Option Agreement or when otherwise requested by the Company and/or Employer, or if the Election is revoked at any time by HMRC, the Option will cease vesting and become null and void, and no shares of Common Stock will be acquired under the Plan, unless the Optionee agrees to pay an amount equal to the Employer’s Liability to the Company, the Employer and/or any Related Company. The Optionee further agrees that the Company and/or the Employer may collect the Employer’s Liability by any of the means set forth in Section 9 (Withholding) of Exhibit A to the Option Agreement.